EXHIBIT 99.1
CONTACTS:

Investor Relations
Stephanie Ascher
Stern Investor Relations, Inc.
212-362-1200
stephanie@sternir.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

REXAHN ANNOUNCES CEO TRANSITION TO CSO AND SEARCH FOR NEW CEO

Rockville, MD, March 7, 2011 – Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and CNS therapeutics, today announced that Dr. Chang Ahn has made a personal decision to  transition his role as Chief Executive Officer to Chief Science Officer of Rexahn. He will continue to serve as Chairman of Rexahn’s Board of Directors. Rexahn has initiated a search for a CEO to succeed Dr. Ahn and expects to make that appointment by the end of September 2011.  Dr. Ahn will serve as both CEO and CSO until the new CEO is named to ensure a smooth transition.

“Leading Rexahn as its CEO has been a tremendously exciting and gratifying experience, but as Rexahn continues its rapid development and transformation to a commercial biopharmaceutical enterprise, I feel now is the right time for a new CEO to take the reins and bring our Company to the next level,” said Dr. Ahn.  “I founded this Company as a personal mission to develop new medical treatments for cancer. Going forward, I believe that I can best contribute to the success of the Company as its Chairman and CSO.”

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals, Inc. is a clinical stage pharmaceutical company dedicated to developing and commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials, Archexin®, Serdaxin®, and Zoraxel™ – all potential best in class therapeutics – and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also operates key R&D programs of nano-medicines, 3D-GOLD, and TIMES drug discovery platforms.  For more information about Rexahn, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn’s licensees or sublicensees; the success of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this press release speak only as of the date of this press release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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